102061

State of Utah
Department of Commerce
Division of Corporations and Commercial Code

I Hereby certify that the foregoing has been filed and approved on the 20th day of Oct 19 93 in the office of this Division and hereby issue this Certificate thereof.

Examiner BB Date 10/21/93

KORLA T. WOODS
Division Director

BJS

1993 OCT 20 PM 2:09

DIVISION OF CORPORATIONS STATE OF UTAH

RECEIVED

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
CONSOLIDATED HOLDINGS CORP.

THE UNDERSIGNED certify that:

1. They are the President and the Vice President, respectively, of CONSOLIDATED HOLDINGS CORP., a Utah corporation.

2. Article IV of this corporation's Articles of Incorporation is amended and, as amended, reads as follows:

"**ARTICLE IV - STOCK.** The aggregate number of shares which this corporation shall have authority to issue is 50,000,000 shares of common stock with a par value of $0.001 per share. Each share of common stock shall have one vote in the affairs of the corporation.

Fully paid stock of this corporation shall not be liable to any further call or assessment. All shares of stock shall be voted together on all matters except those pertaining to the rights of particular classes of stock. The rights of any class of stock may not be changed without the consent of a majority of the shares entitled to vote on such a change.

The Company's issued and outstanding shares of Common Stock as of October 21, 1993 are reverse split on a 10,000-for-one basis, reducing the issued and outstanding shares from 5,530,840 to 553; fractional shares being increased to the next whole share."

3. The foregoing amendment was adopted by the corporation's stockholders at a Special Meeting of Stockholders on October 11, 1993.

4. The number of shares issued and outstanding and eligible to vote on the above amendment on September 1, 1993, the record date, was: 5,530,840 shares of Common Stock; 2,465,982 shares of Series A Preferred Stock; and 2,484,580 shares of Series B Preferred Stock.

5. Stockholders owning 3,057,624 shares of Common Stock, 1,891,612 shares of Series A Preferred Stock and 1,733,662 shares of Series B Preferred Stock voted for the Amendment. The shares voting for the amendment represent a majority of the issued and outstanding shares of every class of the corporation's stock entitled to vote on the Amendment.

CONSOLIDATED HOLDINGS CORP.

Dated: October 11, 1993 By: ______________________
Kevin Kading, President

EFS

Dated: October 11, 1993 By: ______________________
John Wehrung, Vice President

32930100044

STATE OF NEW YORK
ss:
COUNTY OF NEW YORK

On this 11th day of October, 1993 before me the undersigned officer, personally appeared KEVIN KADING who, being first duly sworn by me, declared that he is the President of the above-named corporation, and that he being authorized to do so, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as such officer; and that the statements therein contained are true.

IN WITNESS WHEREOF I have hereunto set me hand and official seal.

(Notarial Seal)

RICHARD FEINER
NOTARY PUBLIC, STATE OF NEW YORK
NO. 5009313
QUALIFIED IN WESTCHESTER COUNTY
COMMISSION EXPIRES MARCH 8, 1995

____
Notary Public

STATE OF NEW YORK
ss:
COUNTY OF NEW YORK

On this 11th day of October, 1993 before me the undersigned officer, personally appeared JOHN WEHRUNG who, being first duly sworn by me, declared that he is the Vice President of the above-named corporation, and that he being authorized to do so, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as such officer; and that the statements therein contained are true.

IN WITNESS WHEREOF I have hereunto set me hand and official seal.

(Notarial Seal)

RICHARD FEINER
NOTARY PUBLIC, STATE OF NEW YORK
NO. 5009313
QUALIFIED IN WESTCHESTER COUNTY
COMMISSION EXPIRES MARCH 8, 1995

____
Notary Public